Overseas Shipholding Group, Inc.	PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

New York – March 4, 2010 –Overseas Shipholding Group, Inc. (NYSE: OSG), announced today that it has agreed to sell 3,500,000 shares of its common stock in an underwritten public offering. The last reported sale price of its common stock on March 4, 2010 was $46.99 per share.

OSG intends to use the net proceeds from this offering for general corporate purposes, including, without limitation, capital expenditures and working capital.  OSG may use a portion of the net proceeds from this offering to pay down certain of its existing debt, including its revolving credit facilities, but has not yet determined the amount of net proceeds, if any, to be used for this purpose. Closing of the offering is expected to occur on or about March 10, 2010, subject to customary closing conditions.

Goldman, Sachs & Co. is acting as the sole underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (Tel: +1 866 471 2526; Fax: + 1 212 902 9316; e-mail: prospectus-ny@ny.email.gs.com).
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there by any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in OSG’s Annual Report for 2009 on Form 10-K.

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Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.

666 Third Avenue, New York, NY 10017 Corporate Communications Tel: +1 212 578 1699 / Fax: +1 212 578 1670